Exhibit 99.1

FOR IMMEDIATE RELEASE

FIBERNET CONTACT
Michael S. Liss
President & Chief Executive Officer
FiberNet Telecom Group, Inc.
(212) 405-6200
investor.relations@ftgx.com

Robert E. La Blanc Joins FiberNet Board of Directors

NEW YORK – July 30, 2003 – FiberNet Telecom Group, Inc. (Nasdaq: FTGX), a leading provider of metropolitan connectivity, announced that Robert E. La Blanc has been appointed as a member of the Company’s Board of Directors, effective today. Mr. La Blanc is the former Vice Chairman of Continental Telecom Corporation and a former general partner of Salomon Brothers Inc. Concurrently with Mr. La Blanc’s appointment, Philip L. DiGennaro has stepped down as a member of the Company’s Board of Directors.

“We’re very pleased to have Bob join our Board of Directors,” stated Michael S. Liss, President and Chief Executive Officer of FiberNet. “His extensive background in the telecommunications industry, his financial expertise and his relationships will greatly enhance the leadership of our Company. We value the commitment that he is making to FiberNet.”

Mr. Liss added, “I would also like to thank Phil DiGennaro for his service to our Company. Phil has been a dedicated member of our Board of Directors. We wish him well in his future endeavors and look forward to his continued support of FiberNet.”

Mr. La Blanc is President of Robert E. La Blanc Associates, Inc., an information technologies consulting and investment banking firm, and is active in the field of venture capital. Prior to founding Robert E. La Blanc Associates in 1981, Mr. La Blanc was Vice Chairman of Continental Telecom, Inc., a diversified telecommunications company providing service to over three million customers in 2,000 communities in 37 states and the Caribbean. During his tenure with Continental, he was a member of the Boards of Directors of American Satellite Corporation and of Network Analysis Corporation, both of which were

Continental subsidiaries.

Prior to joining Continental, Mr. La Blanc spent ten years with the major investment banking firm of Salomon Brothers Inc. where he was a General Partner and the founder of the firm’s telecommunications team. This group of specialists was acknowledged as the investment banking community’s leaders in the financial aspects of the telecommunications industry. For example, in the area of research, in annual surveys of major financial institutions in the United States made by Institutional Investor magazine, Mr. La Blanc had been voted the leading Wall Street telecommunications industry analyst for each of the six years from 1973 to 1978.

Mr. La Blanc is currently a director of the following public companies: Chartered Semiconductor Manufacturing Ltd., Computer Associates International, Inc., Storage Technology Corp., Titan Corp., and two families of Prudential Mutual Funds. In addition, he is a four term Trustee of Manhattan College, during which for 7 years he had served as Vice-Chair. In connection with venture capital companies, Mr. La Blanc is Chairman of the Advisory Board of Edelson Technology Partners and is a director of Norwood Venture Corp. His past experience includes serving on the Board of Directors of Contel Cellular, Inc., European American Bank, M/A-COM, Inc., TIE/communications, Inc. and Tribune Co. He was also a founding Director of the Catholic Telecommunications Network of America, Inc.

Mr. La Blanc holds the degrees of Bachelor of Electrical Engineering from Manhattan College and Master in Business Administration from New York University. He is also a graduate of an extensive technical training program at the Bell Telephone Laboratories.

About FiberNet:

FiberNet Telecom Group, Inc. deploys, owns and operates fiber-optic networks designed to provide comprehensive broadband connectivity to other telecommunications service providers for their data, voice and video transmissions. The Company’s networks provide an advanced, high bandwidth, fiber-optic solution to support the demand for network capacity and to facilitate the interconnection of multiple carriers’ networks. FiberNet’s primary business is to provide optical and electrical broadband circuits within and between carrier hotels, which are industrial buildings where service providers house their communications equipment to exchange and route communications traffic. The Company’s networks support multiple domestic and international transmission protocols including synchronous optical network, or SONET, synchronous digital hierarchy, or SDH, Ethernet, and Internet Protocol, or IP, and can deliver broadband connections with bandwidth ranging from 1.5 megabits per second to 10.0 gigabits per second, as well as optical wavelengths. FiberNet currently operates primarily in the two gateway markets of New York and Los Angeles, focusing its services in the local loop of major metropolitan areas. For more information on FiberNet, please visit the Company’s website at www.ftgx.com.

Various remarks that we may make about the Company’s future expectations, plans and prospects constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Such remarks are valid only as of today, and we disclaim any obligation to update this information. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in the Company ‘s most recent Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission.

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